Exhibit 3.43

State of Delaware Secretary of State Division of Corporations Delivered 02:35 PM 05/07/2014 FILED 02: 27 PM 05/07/2014 SRV 140581658 - 5528700 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

BEFORE PAYMENT OF CAPITAL

OF

HUNTINGTON INGALLS ENGINEERING, INC.

I, the undersigned, being the Sole Incorporator of Huntington Ingalls Engineering, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DO HEREBY CERTIFY:

FIRST: That Article 1 of the Certificate of Incorporation be and it hereby is amended to read as follows:

The name of the corporation is: Huntington Ingalls Engineering Services, Inc.

SECOND: That the corporation has not received any payment for any of its stock.

THIRD: That the amendment was duly adopted in accordance with the provisions of section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this certificate this 7th day of May, 2014.

/s/ Charles R. Monroe, Jr.
Charles R. Monroe, Jr., Sole Incorporator